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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM 12b-25

                      Commission File Number:  1-10441

                         NOTIFICATION OF LATE FILING


(Check One):   Form 10-K / /   Form 11-K / /   Form 20-F / /   Form 10-Q /X/
               Form N-SAR / /
               For Period Ended:  March 31, 1999
                                --------------------------------------------

     Transition Report on Form 10-K / /    Transition Report on Form 10-Q / /
     Transition Report on Form 20-F / /    Transition Report on Form N-SAR / /
     Transition Report on Form 11-K / /
     For the Transition Period Ended:
                                     ---------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       ---------------------

                                   PART I
                          REGISTRANT INFORMATION


Full name of registrant    SILICON GRAPHICS, INC.
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Former name if applicable
                         ---------------------------------------------------

Address of principal executive office (STREET AND NUMBER)

                                       1600 AMPHITHEATRE PKWY.
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City, state and zip code          MOUNTAIN VIEW, CALIFORNIA 94043-1351
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                                   PART II
                           RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable).

     | (a) The reasons described in reasonable detail in Part III of this form
     |     could not be eliminated without unreasonable effort or expense;
     |
     | (b) The subject annual report, semi-annual report, transition report on
     |     Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed
   X |     on or before the 15th calendar day following the prescribed due date;
     |     or the subject quarterly report to transition report on Form 10-Q, or
     |     portion thereof will be filed on or before the fifth calendar day
     |     following the prescribed due date; and
     |
     | (c) The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached as applicable.


                                   PART III
                                  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.):

     Silicon Graphics, Inc. (the "Company") was unable to meet the May 17, 1999 filing deadline for its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. As a result, the Company will not file its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 until May 18, 1999.

                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contract in regard to this notification

          Steven J. Gomo                (650)               960-1980
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             (Name)                  (Area Code)        (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                       _X_ Yes      ___ No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       ___ Yes      _X_ No

     If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

      Not applicable.

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     Silicon Graphics, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 1999                           By:  /s/ Steven J. Gomo
                                                  ---------------------------
                                             Name:  Steven J. Gomo
                                             Title: Senior Vice President and
                                                    Chief Financial Officer
                                                    (Principal Financial and
                                                    Accounting Officer)